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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF GREATE BAY CASINO CORPORATION

                                                                        State
    Name                         Address                              Organized

PPI Corporation            Two Galleria Tower                         New Jersey
                           13455 Noel Road, Suite 2200
                           Dallas, Texas 75240

PPI Funding Corp.          Two Galleria Tower                         Delaware
                           13455 Noel Road, Suite 2200
                           Dallas, Texas 75240

PCPI Funding Corp.         Two Galleria Tower                         Delaware
                           13455 Noel Road, Suite 2200
                           Dallas, Texas 75240

Advanced Casino Systems    200 Decadon Drive, Suite 100               Delaware
 Corporation               Egg Harbor Township, New Jersey 08234